UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 18, 2004

THE NEPTUNE SOCIETY, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-31182	59-2492929

(Commission file number)	(I.R.S. Employer Identification No.)

4312 Woodman Avenue, Third Floor
Sherman Oaks, California 91423

(Address of Principal Executive Offices and Zip Code)

Telephone (818) 953-9995

(Registrant's telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 5.  Other Events

        The Company received a letter dated March 15, 2004 from BG Capital Group Ltd. of Slot #2000 A.P. 59223, Nassau, Bahamas, informing the Company of BG Capital Group Ltd.'s intent to acquire 2,245,486 shares of the Company’s common stock. On April 28, 2004, the Company’s stock transfer agent received letter making a stock transfer request on behalf of BG Capital Group Ltd. with respect to the transfer of 2,065,889 shares of common stock (the “Transferred Shares”). The letter stated that the stock transfers were being made pursuant to a Share Exchange Agreement dated June, 2003. The Transferred Shares were represented by the following stock certificates:

Stock Certificate Number	Registered Shareholder	Dated	Number of Transferred Shares

3144	Consulting Commerce Distribution AG	July 8, 2003	83,333

1645	CCD Commerce Consulting Distribution AG	Dec. 30, 1999	183,333

1647	CCD Commerce Consulting Distribution AG	Jan. 13, 2000	16,667

3009	Consulting Commerce Distribution AG	April 1, 2002	174,537

3158	Shangri-La Investments Ltd.	Sept. 15, 2003	80,000

3006	Syrah Invest Corp.	April 1, 2002	162,037

3007	Seloz, Gestion & Finance SA	April 1, 2002	199,074

3008	Hans Schopper	April 1, 2002	199,074

1643	Partner Marketing AG	Dec. 30, 1999	26,667

3011	Partner Marketing AG	April 1, 2002	174,537

3105	Ming Capital Enterprises Ltd.	Nov. 4, 2002	62,500

1963	Ming Capital Enterprises Ltd.	Dec. 14, 2001	12,000

3012	Crystal Overseas Trading Inc.	April 1, 2002	199,074

3013	Thomas Christen	April 1, 2002	149,537

3104	Turf Holding Ltd.	Nov. 4, 2002	62,500

3010	Turf Holding Inc.	April 1, 2002	131,019

1757	Systematic Investments Establishment	Aug. 10, 2000	150,000

The Company has no knowledge of the source or amount of consideration paid for the Transferred Shares. The Transferred Shares represent approximately 30.54% of the 6,764,637 issued and outstanding shares of common stock of the Company as of May 6, 2004.

According to information provided to the Company by Robert Genovese on April 19, 2004, BG Capital Group Ltd. beneficially owned 2,303,904 shares of common stock of the Company (including the Transferred Shares). Robert Genovese controls BG Capital Group Ltd. According to information provided to the Company by Robert Genovese on April 19, 2004, Robert Genovese controls BG Capital Group Ltd. and beneficially owns (including the Transferred Shares) a total of 2,592,104 shares of common stock of the Company, including the shares beneficially owned by BG Capital Group Ltd., which represents approximately 38.36% of the 6,764,637 issued and outstanding shares of common stock of the Company as of May 6, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

THE NEPTUNE SOCIETY, INC.

Date: May 11, 2004
/s/ Marco Markin
Marco Markin Chief Executive Officer